Exhibit (i.5)

G O D F R E Y   &   K A H N,  S. C.

ATTORNEYS AT LAW

780 NORTH WATER STREET

MILWAUKEE, WI 53202-3590

www.gklaw.com

PHONE: 414-273-3500	FAX: 414-273-5198

October 20, 2003

Frontegra Funds, Inc.

400 Skokie Blvd., Suite 500

Northbrook, IL  60062

We consent to the incorporation by reference in this Registration Statement of our opinion regarding the sale of shares of Frontegra Funds, Inc. dated October 9, 1996, our opinion for the Frontegra Investment Grade Bond Fund dated January 29, 2001 and our opinion for the Frontegra Horizon Fund (n/k/a the Frontegra IronBridge Small Cap Fund) dated August 23, 2002.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.